Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Pamela Marsh (626) 535-8465

INDYMAC ANNOUNCES RECORD PRO FORMA EPS OF $0.90 EXCLUDING ONE-TIME
ACCOUNTING CHANGE, GAAP EPS OF $0.38 AFTER CHANGE
— Board of Directors Increases Quarterly Cash Dividend to $0.32 —

PASADENA, Calif. – July 30, 2004 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported record pro forma earnings of $54.6 million, or $0.90 per share, for the second quarter of 2004. These amounts exclude the one-time deferral of $31.6 million of net income, or $0.52 per share, related to the change in accounting for rate locks. This accounting change was made pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 105, which became effective on April 1, 2004. Including the accounting change, IndyMac reported earnings of $23.0 million, or $0.38 per share, for the second quarter of 2004. SAB No. 105 affects the timing of revenue recognition, generally by one quarter or less, not the revenue recognized over time. There is no economic or business impact from this change in accounting. Pro forma earnings have been provided so that investors can evaluate IndyMac’s results on an accounting basis consistent with prior periods. This change in accounting impacts only the second quarter of this year during which the new accounting methodology was implemented. Beginning in the third quarter, earnings and EPS are expected to be comparable to prior periods. IndyMac has also filed its Form 10-Q for the second quarter with the Securities and Exchange Commission. The Form 10-Q is available on IndyMac’s Website at www.indymacbank.com.

Quarterly Cash Dividend

Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity, and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.32 per share for the third quarter of 2004. The cash dividend is payable September 9, 2004 to shareholders of record on August 12, 2004.

This dividend represents an annualized increase of 27% relative to the dividend declared on April 28, 2004 and IndyMac’s fifth consecutive quarterly dividend increase. Over this period of time, IndyMac has successfully increased its dividend payout ratio to be more in line with other financial institution

(more)

payout ratios, which range from 30% to 50%. Looking forward, IndyMac expects to continue to increase its dividend in accordance with its potential growth in earnings per share. As a result, IndyMac expects to increase future dividends within a targeted range between IndyMac’s long-term earnings per share growth goal of 15% and its historic earnings per share growth rate of 27% since 1992 under current management.

Highlights of the Second Quarter

•	Record pro forma net revenues of $212 million, up 22% over the second quarter of 2003.

•	Record pro forma earnings of $55 million, up 34% over the second quarter of 2003.

•	19.5% pro forma return on equity, up 7% over the second quarter of 2003.

•	Record total assets of $15.5 billion, up 46% compared with total assets at June 30, 2003.

•	Record mortgage loan production of $9.4 billion, up 18% over the second quarter of 2003 and up 36% in comparison with the first quarter of 2004.

•	IndyMac’s mortgage market share of 1.11% is up 66% over the second quarter of 2003 based on the Mortgage Bankers Association (MBA) July 2004 Mortgage Finance Forecast.

•	IndyMac’s pipeline of mortgage loans in process totaled $5.2 billion at June 30, 2004, which was a reduction of 25% relative to IndyMac’s peak level at the end of the second quarter last year. This performance is considered very strong in light of the fact that the MBA’s application index is down 64% year over year.

•	IndyMac’s servicing portfolio related to loans sold increased 16% to $34.6 billion at June 30, 2004 relative to June 30, 2003.

The financial measures reported in the first three bullets above are presented on a pro forma basis to provide the ability to compare the results to prior periods on a consistent accounting basis. For a reconciliation of these amounts to the GAAP results, please consult the table at the end of this press release.

“The results this quarter demonstrate strong execution on our strategies focused on single-family residential mortgage lending. We achieved record mortgage production and earnings during the quarter while the overall mortgage industry was 29% below its peak level,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer. “These results give us confidence that our

(more)

business model, our strategies and the ability of our employees to execute should continue to drive growth and provide solid long term returns to our investors,” continued Mr. Perry. “Our mortgage market share was up 66% over the second quarter of 2003 in a period where many of our peers declined both in volumes and market share this quarter over the same quarter last year. In addition, we continued to execute on our hybrid thrift/mortgage bank strategy and deployed capital to balance sheet growth, achieving record total assets of $15.5 billion with very strong credit characteristics. As a result of the strong performance this quarter, we are revising our forecast for 2004 from our prior range of $3.10 to $3.30 per share to a new range of $3.35 to $3.55 per share for 2004.”

The 2004 earnings projection above includes the second quarter earnings per share on the pro forma basis that excludes the one-time impact to earnings and EPS for the change in industry accounting for rate locks pursuant to SAB No. 105 noted earlier. Including the accounting change, 2004 earnings per share are expected to range from $2.83 to $3.03 per share. “While this accounting adjustment is significant, investors should understand that this represents a cumulative amount that has increased in size in conjunction with IndyMac’s growth in rate lock volume and pipeline over the past several years. If this accounting methodology had been in place through our history, the GAAP EPS this quarter would have been very similar to our pro forma results,” commented Scott Keys, IndyMac’s Chief Financial Officer.

Conference Call

On Friday, July 30, 2004, at 11:00 A.M. EDT (8:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the second quarter, followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast access is available at: www.indymacbank.com

•	The telephone dial-in number is (800) 474-8920, access code # 726318; and

•	The replay number is (888) 203-1112, access code # 726318

(more)

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on July 30th through August 6th and will be available on IndyMac’s Website at www.indymacbank.com.

****

IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles and the 10th largest nationwide (based on assets). Through its hybrid thrift/mortgage bank business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.

IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate-lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through its business relationship division, IndyMac Mortgage Bank, and its consumer direct division, IndyMac Consumer Bank, and invests in certain of its mortgage loan production and mortgage servicing for long-term returns through its Investment Portfolio and Home Equity Divisions. IndyMac’s mortgage website is ranked the number one overall mortgage website by Watchfire® GomezPro™, an internet quality measurement firm, a position it has held for seven of eight measurement periods since Fall 2000.

IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders for the period 1993 through June 30, 2004 of 24%, under its current management team, has exceeded the comparable returns of 13% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Website at www.indymacbank.com.

(more)

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the effective integration of Financial Freedom Holdings Inc. into the operations of IndyMac; the impact of current, pending or future legislation and regulations; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

(more)

The following table provides a reconciliation of IndyMac’s results on both a GAAP basis, including the new accounting for rate locks established by Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 105, which became effective on April 1, 2004, and on a pro forma basis excluding the change in accounting which will assist investors with a comparison to prior periods.

Reconciliation of GAAP and Pro Forma Items

					% Change Q2 04 over Q2 03
		SAB	Q2 04
	Q2 04	105	Pro		GAAP	Pro Forma
($ in millions, except per share amounts)	GAAP	Adj.	Forma	Q2 03	Basis	Basis
Net interest income after provision for loan losses	$104	$—	$104	$61	70%	70%
Gain on sale of loans	66	52	118	102	-35%	16%
Other income	(11)	—	(11)	11	-200%	-200%

Net revenues	159	52	211	173	-8%	22%
Operating expenses	121	—	121	105	15%	15%
Income taxes	15	20	35	27	-44%	30%

Net earnings	$23	$32	$55	$41	-44%	34%

Basic earnings per share	$0.39	$0.55	$0.94	$0.75	-48%	25%
Diluted earnings per share	$0.38	$0.52	$0.90	$0.73	-48%	23%
ROE	8.1%		19.5%	18.3%	-55%	7%

###